AMENDED AND RESTATED
                        CERTIFICATE OF DESIGNATION OF THE
                                     OF THE
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                     OF THE
                                  CAPITAL STOCK
                                       OF
                                    CDEX INC.

     The undersigned, James O. Griffin, does hereby certify:

     1. That he is the duly elected and acting President of CDEX INC., a Nevada corporation (the "Corporation").

     2. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on _______________, 2006 adopted the following resolutions, creating two (2) classes of the Corporation's Common Stock and one (1) class of the Corporation's Preferred Stock:

     "RESOLVED, that effective as of the date of approval of the shareholders of the Corporation and pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of two (2) classes of Common Stock and one (1) class of Preferred Stock and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such classes of Common Stock and Preferred Stock as follows:

     Section 1. Designation and Amount. The shares of such classes of Common Stock shall be designated as "Class A Common Stock" and "Class B Common Stock" (collectively, "Common Stock"). The total number of shares of all classes of stock that the Corporation shall have the authority to issue shall be Fifty Million (50,700,000), all of which, when issued, shall be fully paid and non-assessable. The Class A Common Stock shall have a par value of $0.005 per share, and the number of authorized shares constituting such class shall be Fifty Million (50,000,000). The Class B Common Stock shall have a par value of $0.005 per share, and the number of authorized shares constituting such class shall be Two Hundred Thousand (200,000). The Preferred Stock shall have a par value of $0.005 per share, and the number of authorized shares constituting such class shall be Five Hundred Thousand (500,000) ("Preferred Stock").

     Section 2. Dividends and Distributions. Unless otherwise provided in a certificate of designation filed to establish one or more series of Preferred Stock, whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation; provided, however, that if a dividend or distribution is declared that is payable in shares of, or in subscriptions or other rights to acquire shares of, Class A Common Stock or Class B Common Stock, such dividends or distributions shall be payable only with respect to the class of Common Stock to which such dividend or distributions were declared.

     Section 3. Voting Rights. For the first four (4) years following adoption and filing with the Nevada Secretary of State of the Amended and Restated Certificate of Incorporation on December 11, 2002 (the "Initial Period"), the holders of shares of Class B Common Stock shall, as a class, be entitled to vote to elect a majority of the members of the Corporation's Board of Directors and holders of shares of Class A Common Stock shall, as a class, be entitled to vote to elect the remainder of the members of the Corporation's Board of Directors. By way of clarification, the reference to the "Amended and Restated Certificate of Incorporation" in Section 3 of the Amended and Restated Certificate of Designation of the Rights, Preferences and Privileges of the Capital Stock of CDEX INC. filed with the Nevada Secretary of State on January 4, 2004 was intended to be a reference to the Amended and Restated Certificate of Incorporation filed with the Nevada Secretary of State on December 11, 2002, thus consistently maintaining the Initial Period beginning reference date of December 11, 2002 through and including this filing. Following the Initial Period, holders of Class A Common Stock and Class B Common Stock shall be entitled to one (1) vote per share on matters relating to the election of the Corporation's Board of Directors. Except as otherwise set forth in this Section 3, holders of Class A Common Stock and Class B Common Stock shall be entitled to one (1) vote per share on all matters to be voted upon by the stockholders of the Corporation.

     Section 4. Reacquired Shares. Any shares of Class A Common Stock, Class B Common Stock or Preferred Stock, which is purchased or otherwise acquired by the Corporation in any manner whatsoever, shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation shall become authorized but unissued shares of Class A Common Stock, Class B Common Stock or Preferred Stock, as the case may be, and may be reissued as part of a new series of Class A Common Stock, Class B Common Stock or Preferred Stock, as the case may be, to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Amended and Restated Certificate of Incorporation, as then amended.

     Section 5. Liquidation, Dissolution or Winding Up. Unless otherwise provided in a certificate of designation filed to establish one or more series of Preferred Stock, in the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of Preferred Stock, or any other class of stock having preference over the Common Stock, in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.

     Section 6. Ranking. Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designations filed to establish the respective series of Preferred Stock. Except as set forth in this Section 6, shares of Class A Common Stock and Class B Common Stock shall have the same relative rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights in liquidation.

     Section 7. Fractional Shares. The Corporation shall not issue any fractional shares. Stockholders who, immediately prior to the adoption by the Board of Directors of the Resolutions relating to the recapitalization of the Corporation's stock, owned a number of shares that was not evenly divisible by the newly issued number of related shares, shall be entitled to receive cash from the Corporation in lieu of fractions of such shares, based on the value of such shares as determined by the Board of Directors.


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


     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Nevada law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

     3. That any required approval of the stockholders of the Corporation has been duly obtained.

     I further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of my own knowledge.

     DATED as of this ____ day of March, 2006.

                                                  CDEX INC.,
                                                  a Nevada corporation



                                                  ------------------------------
                                                  By:      James O. Griffin
                                                  Its:     President














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